                                                                     EXHIBIT 8.2
                      [LETTERHEAD OF JENKENS & GILCHRIST]


                               December 5, 2000



TelCom Semiconductor, Inc.
1300 Terra Bella Avenue
Mountain View, California 94039


Ladies and Gentlemen:


     We have acted as counsel to TelCom Semiconductor, Inc., a Delaware corporation ("TelCom"), in connection with the merger (the "Merger") of Matchbox Acquisition Corp. ("Merger Co."), a transitory and wholly-owned subsidiary of Microchip Technology Incorporated, a Delaware corporation ("Microchip"), with and into TelCom with TelCom surviving, pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 26, 2000, by and between Microchip and TelCom and Merger Co. (the "Merger Agreement"), as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 (Commission File No. 333-50324) filed by Microchip with the Securities and Exchange Commission, as amended (the "Registration Statement"). Pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended and Section 6.01(d) of the Merger Agreement, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

     Set forth below are our opinions and assumptions and the documents upon which we have relied in rendering our opinions.

     A.   Documents Reviewed
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     In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

          1.   the Merger Agreement,

          2.   the Registration Statement,

          3. the Certificates of Microchip and TelCom attached hereto as Exhibits "A" and "B", respectively (collectively, the "Certificates"), and

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December 5, 2000
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          4. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     B.   Assumptions
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     In connection with the opinions rendered below, we have assumed:

          1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

          2. that the Merger and the other transactions specified in the Merger Agreement will be effected on or prior to the Closing Date and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; and

          3. that the Certificates that will be executed, in the form attached hereto, will be true and accurate in all material respects.

     C.   Opinions
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     Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger, it is our opinion that:

          1. the Merger will be a reorganization with the meaning of Sections 368(a)(1)(A) of the Code; and

          2. the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "The Merger-Material United States Federal Income Tax Consequences of the Merger," are correct in all material respects and the discussion thereunder represents an accurate summary of the United States federal income tax consequences of the Merger.

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December 5, 2000
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     D.   Limitations
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          1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

          2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates is with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Certificates, the Registration Statement or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. This opinion, however, is being delivered prior to the Effective Time of the Merger and, as such, it must be considered prospective and dependent on future events. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by any or all of Microchip or TelCom) could adversely affect the opinions stated herein.

          3. No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences

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specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

          4. This opinion letter is issued to you solely for use in connection with the Registration Statement and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "The Merger - Material United States Federal Income Tax Consequences Of The Merger" and "Opinions - Tax Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                              Very truly yours,


                              JENKENS & GILCHRIST,
                              a Professional Corporation

                              By: /s/ William P. Bowers
                                  -----------------------------------
                              William P. Bowers, Authorized Signatory